Exhibit 10.19

(1) NAVIGATORS UNDERWRITING AGENCY LIMITED

and

(2) COLIN SPROTT

CONTRACT OF EMPLOYMENT

EMPLOYER: NAVIGATORS UNDERWRITING AGENCY LIMITED (the “Company”)

EMPLOYEE: Colin Sprott, The Old Rectory, Mill Lane, Salcott-cum Virley, Essex, CM9 8HH, (the “Employee”)

DATE: 10 July 2013

CONTRACTUAL TERMS AND CONDITIONS

1.	COMMENCEMENT OF EMPLOYMENT AND PROBATIONARY PERIOD

1.1	Your employment with the Company began on 9th April 2013, which is also the date of commencement of your period of continuous employment. No period of employment with any previous employer counts as part of your period of continuous employment with the Company.

2.	JOB TITLE AND DUTIES

2.1	You are employed as Global Marine President. Your job description and/or your duties may from time to time be amended by the Company (in the Company’s sole discretion) and, in addition to the duties set out in it you may from time to time, be required to undertake additional or other duties as necessary to meet the needs of the business.

2.2	You will report to Clay Bassett, Chief Underwriting Officer or such other person as the Company may specify from time to time.

2.3	You agree that you will faithfully and diligently perform your duties to the best of your ability and use your best endeavours to promote the interests and reputation of the Company and any companies within the group of companies with the ultimate parent The Navigator Group, Inc (the “Group Companies”), giving at all times the full benefit of your knowledge, expertise and skills.

3.	FREEDOM TO TAKE UP EMPLOYMENT WITH THE COMPANY

You undertake that any notice period you are required to give or to serve with a previous employer has expired and that by entering into this Contract or performing any of your duties for the Company, you will not be in breach of any agreement (written or oral) or other obligation binding on you.

4.	PLACE OF WORK

Your normal place of work will be the Company’s offices at 2 Minster Court, Mincing Lane, London EC3R 7BB, or wherever they may be situated from time to time. Further, you may be required from time to time to travel on the business of the Company to other offices of the Company or otherwise anywhere in the world.

5.	REMUNERATION

5.1	Your basic salary will be £250,000 per annum which is payable monthly in arrears on the 25th day of the month by bank giro credit direct to your bank. Your salary will accrue on a day-to-day basis.

5.2	The Company operates a discretionary bonus scheme. Whether to pay bonuses is a matter solely within the discretion of the Compensation Committee of the Board of Directors of The Navigators Group, Inc. The bonus scheme may be withdrawn or varied from time to time in the discretion of the Company. The fact that a bonus is paid in one year is no guarantee that bonuses will be paid in subsequent years. Subject to the successful achievement of objectives notified to you, you may qualify for a bonus. Currently, bonuses are paid in March of each year for achievements in the previous calendar year. Bonuses are paid less tax, national insurance contributions and other deductions required by law. The Company reserves the right to not pay a bonus if you are under notice or have given notice at the date the bonus is payable.

6.	EXPENSES

You will be reimbursed for eligible traveling expenses (which shall not include travel to and from work), accommodation or other expenses incurred in the course of carrying out your duties, and in accordance with the terms of the Company’s policy on travel and entertainment expenses, on production of appropriate vouchers or receipts.

7.	HOURS OF WORK

7.1	Your normal hours of work are from 9.30am to 5.30pm, Monday to Friday inclusive with a one hour break for lunch. You agree that the limit on average weekly working time set out in Regulation 4(1) of the Working Time Regulations 1998 will not apply to you, although you may withdraw your consent on giving the Company three months’ prior written notice.

7.2	You may be required to work such additional hours as may be necessary for the proper performance of your duties, for which you will receive no additional payment but you may take time off in lieu with the prior agreement of your manager.

8.	HOLIDAYS AND HOLIDAY PAY

8.1	In addition to the usual bank and public holidays, you are entitled to 25 working days’ paid holiday in each full holiday year worked. Where you are employed for part of a holiday year only—either on commencement or termination of your employment - you will be entitled to paid holiday pro rata to the number of complete months worked by you in the relevant holiday year. The holiday year runs from 1st January to 31st December. The dates of your holiday must be approved in advance with your Manager. You may carry forward up to 5 days’ untaken holiday to a subsequent holiday year and if not taken by 30 June in that year, the holiday shall then be forfeited. Subject to clause 9.2 below, the Company does not pay holiday pay in lieu of holiday which has accrued but has not been taken by the end of the holiday year.

8.2	On the termination of your employment, where you have taken more or less than your accrued holiday entitlement as calculated above, an adjustment based on your normal rate of pay will be made in your final pay. The adjustment will be either by way of deduction if you have taken more than your accrued entitlement, or by way of an additional payment where you have taken less than your accrued entitlement, calculated on a pro rata basis by reference to the number of days’ holiday in respect of which such adjustment is made.

8.3	We may require you to take any or all of your holiday entitlement during any notice period.

9.	SICKNESS AND SICK PAY

9.1	If you are absent from work due to illness or injury or for any other reason you must let the Company know by 09.30 am on your first day of absence that you will be unable to attend. You must also keep the Company advised regularly if you continue to be absent and of your likely return date. If you are absent due to sickness or injury for one day or more, immediately when you return to work you must obtain and complete a sickness self certification form available on StaffCare.

9.2	If you are absent for more than seven consecutive days (including Saturdays and Sundays) due to illness or injury you must obtain a Statement of Fitness for Work [if necessary at your own expense] and give or send it immediately to your manager. Thereafter any further absence must continue to be supported by a Statement of Fitness for Work.

9.3	Failure to comply with the above procedures will result in the loss of the discretionary element of Company sick pay and may also disqualify you from receiving Statutory Sick Pay (“SSP”).

9.4	Provided that you have completed three continuous months’ employment with the Company, and provided you have complied with the requirements above, the Company will continue to pay you at your normal rate of pay during any unavoidable absence through sickness or injury (whether continuous or intermittent) up to a maximum, in any period of 12 consecutive months, of ten days at full pay, and thereafter at the discretion of the Company. Any payment made to you under this provision will include any SSP due from the Company. Company sick pay will be reduced by the amount of any Social Security benefits recoverable by you (whether or not recovered) in respect of your illness or injury.

9.5	Your “qualifying days” for SSP purposes are [Monday to Friday (inclusive)/those days of the week on which you are due to work in accordance with this Contract of employment].

9.6	The Company will be entitled, at its expense, to require you to be examined by an independent medical practitioner of the Company’s choice at any time (whether or not you are absent by reason of sickness or injury). You also authorise your own doctor to provide the Company’s doctor and/or independent medical practitioner with any relevant extracts from your medical notes. This clause is without prejudice to your statutory rights, (including your rights under the Access to Medical Reports Act 1988). You agree that the doctor carrying out the examination may disclose to and discuss with the Company the results of the examination.

10.	PENSION AND OTHER BENEFITS

10.1	There is a non-contributory Company Pension Scheme, details of which will be handed to you. There is not a contracting out certificate in force in respect of the Pension Scheme.

10.2	You may be entitled to participate at the Company’s expense in the Company’s:

10.2.1	life insurance scheme;

10.2.2	private medical expenses insurance scheme for the benefit of yourself, your spouse/civil partner and all dependent children in full time education; and

10.2.3	permanent health insurance scheme

subject to the rules of the said schemes from time to time (and any replacement schemes provided by the Company) and subject to you (and where appropriate your spouse/civil partner and dependent children) being eligible to participate in or benefit from such schemes pursuant to their rules at a cost which is acceptable to the Company.

The Company may in its discretion withdraw or amend any particular plan or scheme which has been introduced or substitute it with such other plans or schemes as it considers fit whether such substitute plans or schemes provide equivalent benefits or not. Your participation in these schemes is a benefit in respect of which you will be liable to pay income tax. No liability will accrue to the Company in the event that insurance cover for you is refused by the provider or any conditions or limitations to the benefit are applied by the provider. The Company’s sole obligations in respect of any insurance which may be offered from time to time is to pay the premiums from time to time required by the provider and to pay to you such sums (if any) as may from time to time be received by the Company from the provider in respect of any claim made by you under any scheme. For the avoidance of doubt the Company shall be under no obligation to take any action to enforce the terms of any insurance or otherwise to procure the benefit of any insurance for you.

11.	CONFIDENTIALITY

11.1	During the course of your employment you will have access to and become aware of information which is confidential to the Company. You undertake that you will not, save in the proper performance of your duties, make use of, or disclose to any person, (including for the avoidance of doubt any competitors of the Company), any of the trade secrets or other Confidential Information of or relating to the Company, or any user of the Company’s services or any company, organisation or business with which the Company is involved in any kind of business venture or partnership, or any other information concerning the business of the Company which you may have received or obtained in confidence while in the service of the Company. You will likewise use your best endeavours to prevent the unauthorised publication or disclosure of any such trade secrets or confidential information. This clause does not apply to information or knowledge readily available to the public, as long as it is not available as a result of you releasing the information or knowledge.

11.2	This restriction shall continue to apply after the termination of your employment without limit in point of time but both during your employment and after its termination, shall cease to apply to information ordered to be disclosed by a Court or Tribunal of competent jurisdiction or otherwise required to be disclosed by law, or to information which becomes available to the public generally (other than by reason of your breaching this clause) without requiring a significant expenditure of labour skill or money. Nothing in this clause will prevent you making a “protected disclosure” within the meaning of the Public Interest Disclosure Act 1998.

11.3	For the purposes of this Agreement “Confidential Information” shall include, but shall not be limited to confirmation to matters concerning the Company’s or any Group Company’s:-

11.3.1	finances and financial data, information concerning business transactions, dealings and affairs and prospective business transactions;

11.3.2	any operational model, business plans and sales and marketing information, plans and strategies;

11.3.3	customers, including, without limitation, customer lists, customer identities and contact details and customer requirements;

11.3.4	existing and planned product lines, services, price lists and pricing structures (including, without limitation, discounts, special prices or special contract terms offered to or agreed with customers);

11.3.5	technology or methodology associated with concepts, products and services including research activities and the techniques and processes used for development of concepts, products and services;

11.3.6	computer systems, source codes and software including without limitation software and technical information necessary for the development, maintenance or operation of websites;

11.3.7	directors, officers, employees and shareholders (including, without limitation, salaries, bonuses, commissions and the terms on which such individuals are employed or engaged, decisions or contents of board meetings);

11.3.8	suppliers, reinsurers, brokers, licensors, licensees, agents, distributors or contractors (“Professional Contacts”) (both current and those who were Professional Contacts during the previous two years) including the identity of such Professional Contacts and the terms on which they do business, or participate in any form of commercial co-operation with any Company;

11.3.9	information concerning or provided by third parties, in respect of which the Company or any Group Company owes a duty of confidence (in particular but without limitation), the content of discussions or communications with any prospective customers or prospective business partners; and

11.3.10	any other information which it may reasonably be expected would be regarded by the Company or any Group Company as confidential or commercially sensitive.

11.4	Your undertaking to the Company in clause 12.1 is given to the Company for itself and as trustee for each Group Company.

12.	DATA PROTECTION

12.1	The Company holds information relating to you which is subject to the Data Protection Act 1998. By signing this Contract you consent to the Company processing, both manually and by electronic means, your personal and sensitive personal data for the purposes of the administration and management of your employment and/or the Company’s business. “Processing” includes obtaining, recording, holding or disclosing information or data and carrying out operations on the information or data. “Sensitive personal data” includes information held by the Company as to your physical or mental health, the commission or alleged commission of any offence by you and any proceedings for such an offence (including the outcome or sentence in such proceedings), your political opinions, religious or similar beliefs, sexual life or your membership of a Trade Union. Some examples of items of sensitive personal data are SSP self-certification forms and medical reports.

12.2	In particular you agree that the Company can hold and process personal and sensitive personal data to pay and review your remuneration and other benefits, provide and administer any such benefits, provide information to the Inland Revenue (or other taxation authorities), the police, other regulatory bodies, the Company’s legal advisers and potential purchasers of the Company or any business area in which you work, administer and maintain personnel records (including sickness and other absence records), carry out performance reviews, give references to future employers, and other purposes related to or ancillary to your employment.

12.3	You consent to the Company transferring your personal data (including sensitive personal data) to other countries, including countries which may not have laws protecting personal data adequately or at all. In particular, the Company may transfer your data to its administrative office of its affiliated companies in the Group Companies. You should be aware that it is the view of the EU Commission that the US does not have adequate data protection laws in place.

13.	ACTIVITIES DURING YOUR EMPLOYMENT

13.1	You will not during your employment, except with the written consent of the Company, be directly or indirectly engaged, concerned or interested in any other trade, business or occupation whatsoever.

14.	DISCIPLINE

14.1	Where disciplinary proceedings are taken against you, the Company reserves the right at its discretion to impose upon you a disciplinary sanction such as transfer, demotion, loss of seniority, loss of increment whether or not the imposition of such a sanction results in a reduction of your pay. Such a sanction may be imposed in addition to a warning issued under the Company’s disciplinary rules and procedure or as an alternative sanction to dismissal.

14.2	The Company reserves the right to suspend you on full pay for a reasonable period of time in order to investigate any allegation of misconduct or other disciplinary matter. During such a period of suspension, the Company may require you to stay away from your place of work and not to undertake some or any of your duties.

15.	TERMINATION OF EMPLOYMENT

15.1	During the probationary period either you or the Company may terminate your employment by giving one week’s written notice to expire before the end of the probationary period.

15.2	If on termination of this Agreement or your employment, whether lawfully or in breach of contract, you lose any rights or benefits under any insurance scheme, (including but not limited to life insurance, private medical expenses insurance or permanent health insurance schemes) stock, bonus, long-term incentive plan or other profit sharing scheme operated by the Company any Group Company including any rights or benefits which would not have been lost had this Agreement or your employment not been terminated, then you shall not be entitled by way of damages or compensation for loss of office or otherwise to (and you hereby waive) any compensation for loss of such rights or benefits.

15.3	The Company has the right to terminate your employment without notice or payment in lieu of notice if you are in serious breach of the terms and conditions of your employment or guilty of gross misconduct.

16.	TERM

16.1	Subject to clause 16.3 above and the remainder of this clause 17.2 and 17.3, your employment is terminable by either party giving to the other not less than 6 month’s written notice.

16.2	In respect of any period of notice to terminate employment pursuant to Clause 17.1 above, the Company may elect, in its absolute discretion to make a payment in lieu of notice equivalent to your basic salary of any unexpired part of the Notice Period, less tax, national insurance contributions and other deductions required by law. This is without prejudice to the Company’s rights pursuant to Clause 16.3 above.

16.3	The Company reserves the right to pay any amount paid under clause 17.1 and 17.2 in equal monthly instalments over the period that would have been your notice period had payment in lieu of notice not been provided. Your receipt of such instalments is conditional upon you using reasonable endeavours to seek alternative employment or engagement which is broadly equivalent in status and remuneration, to commence as soon as possible. Should you secure such alternative employment or engagement during the period over which the instalments are due to be paid, the instalments will cease and no further payments will be due from the Company to you.

17.	GARDEN LEAVE

17.1	The Company shall not be under any obligation to provide you with work during any period of notice of termination (or any part thereof), whether given by you or the Company. During such period you will continue to receive your salary and contractual benefits in kind and the Company in its absolute discretion, for all or part of the notice period, may:

17.1.1	exclude you from the premises and/or computer systems of the Company and/or any Group Company;

17.1.2	require you to carry out specified duties other than your normal duties (whether or not a loss of status is occasioned);

17.1.3	announce to employees, suppliers and customers that you have been given notice of termination or resigned (as the case may be);

17.1.4	instruct you not to communicate or have dealings with suppliers, customers, employees, agents or representatives of the Company or any Group Company; and

17.1.5	require you to (and you agree to) resign forthwith from any office in the Company or any Group Company held by you.

18.1.6	require you to take any remaining holiday entitlement during the period of garden leave.

17.2	During such period, you continue to owe all the duties of an employee of the Company under this contract or otherwise and may not be engaged or employed by or take up any office or partnership in any other company, firm or business or trade on your own account without the written permission of the Company.

18.	COMPANY PROPERTY

18.1	You may not save in the proper performance of your duties or with the Company’s permission, remove any property belonging to the Company or any Group Company, or relating to the affairs of the Company or any Group Company, from the Company’s or any Group Company’s premises, or make any copies of documents or records relating to the Company’s or any Group Company’s affairs.

18.2	Upon the Company’s request at any time, and in any event on the termination of your employment, you will immediately deliver up to the Company or its authorised representative, including but not limited to any plans, keys, mobile telephone, security passes, passwords, credit cards, customers lists, price lists, equipment, documents, records, papers, computer disks, tapes or other computer hardware or software (together will all copies of the same), and all property of whatever nature in your possession or control which belongs to the Company or any Group Company or relates to its or their business affairs. You will at the Company’s request furnish the Company with a written statement confirming that you have complied with this obligation.

18.3	If you have any information relating to the Company or the Group or work you have carried out for the Company or any Group Company which is stored on a computer or laptop computer which computer or lap top does not belong to the Company, this must be disclosed to the Company, together with any passwords, and the Company shall be entitled to down load the information and/or supervise its deletion from the computer or laptop concerned.

19.	DEDUCTIONS

Without prejudice to any other rights open to the Company, you agree that the Company may deduct from any wages due to you, (including holiday pay, company sick pay, bonus or commission and pay in lieu of notice) sums representing the value of any Company property lost by you; the cost of repairing any Company property damaged by you or damaged as a consequence of negligence on your part; the amount of any outstanding amount on any corporate charge card issued in your name; the amount of any outstanding loans or advances made to you by the Company; any other sums owing from you to the company; any overpayment of salary or expenses or payment made to you by mistake or through misrepresentation; and any other sums authorised to be deducted by Section 13 of the Employment Rights Act 1996. If you are unable to work due to accident or injury caused by a third party, the Company may deduct from your wages an amount equal to any salary or sick pay paid to you by the company during your absence, but the deduction will be capped at the amount of damages you recover from the third party in respect of the accident or injury concerned.

20.	RULES, POLICIES AND PROCEDURES

You must comply at all times with the Company’s rules policies and procedures as amended from time to time relating to equal opportunities, harassment, health and safety, compliance, external interests. Copies of all rules, policies and procedures are set out in the Staff Handbook. For the avoidance of doubt such rules, policies and procedures are not incorporated by reference into this Contract and they can be changed, replaced or withdrawn at any time at the discretion of the Company.

21.	COLLECTIVE AGREEMENT

There are no collective agreements directly affecting your terms and conditions of employment.

This Contract contains the entire and only agreement between you and the Company (save in respect of those sections of the Employee Handbook which are expressed to be contractual) and supersedes all previous agreements between you and the Company.

22.	PARTICULARS OF EMPLOYMENT

This Agreement includes the particulars of employment required by the Employment Rights Act 1996.

23.	RECONSTRUCTION OR AMALGAMATION

If before the termination of this Agreement, your employment is terminated by reason of the liquidation of the Company for the purposes of any reconstruction or amalgamation, and you are offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms and conditions no less favourable than the terms of this Agreement, then, to the extent permitted by law, you will have no claim against the Company in respect of the determination of your employment. Further if your employment is transferred to a third party (“the Transferee”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 1981, the restrictions contained in clauses 12 and 20 shall, following the transfer, apply to you as if references to the Company meant the Transferee, references to any Group Company meant any members of the transferee’s group of companies and references to customers, clients, suppliers and Prospective Customers meant customers, clients, suppliers and Prospective Customers of the Company and/or the Transferee.

24.	SECURITY

24.1	All communications, whether by telephone, email, fax, or any other means, which are transmitted, undertaken or received using Company property or on Company premises will be treated by the Company as work related and are subject to interception, recording and monitoring without further notice. You should not regard any such communications as private.

24.2	Interception, recording and monitoring of communications is intended to protect the Company’s business interests, for example but without limitation, for the purposes of quality control, security of communication and IT systems, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company to comply with relevant legal requirements. Such interception, recording and monitoring will not be undertaken for prurient interest.

24.3	Intercepted communications may be used as evidence in disciplinary or legal proceedings, including in any such action against you.

24.4	By transmitting, undertaking or receiving communication using Company property or on Company premises you consent to the above terms.

25.	NOTICES

Any notice you are required to give under this Contract should be handed or delivered to your Line Manager. Any notice the Company is required to give you should be handed to you or delivered to your last notified address. These notices will be deemed to have been given on the date of receipt if hand delivered and if posted, on the day on which in the ordinary course of post they would be delivered.

26.	MEANING OF WORDS USED

26.1	In this Contract:

26.1.1	“Board” shall mean the Board of Directors of the Company from time to time or any person or any committee of the Board duly appointed by it;

26.1.2	“Employee Materials” means any materials (including products, inventions, research, software, formulae, databases, instructions, manuals, brochures, designs, flowcharts, specifications and source codes, documents, models, drawings and reports) developed, written, prepared, devised or discovered by you during the course of your employment by the Company;

26.1.3	“Group” means the Company and any holding company of the Company for the time being and any subsidiary (as defined in Section 736 of the Companies Act 1985) for the time being of the Company or its holding company and “Group Company” means any company in the Group;

27.	CHANGES

The Company reserves the right to make reasonable changes to your terms of employment to take account of changes in employment practice, changes in the law and the Company’s operational requirements, such changes may be implemented after the month’s written notice to you from time to time.

28.	GOVERNING LAW

Your terms of employment with the Company are governed by the laws of England and Wales and the parties submit to the exclusive jurisdiction of the English and Welsh Courts. The Company may however enforce the Agreement in any other courts of competent jurisdiction.

PART TWO - INFORMATION

29.	DISCIPLINARY RULES AND PROCEDURE AND GRIEVANCE PROCEDURE

The Company’s disciplinary rules and procedures are set out in the Employee Handbook which you can obtain a copy of from the Human Resources Department. The disciplinary rules and procedures do not form part of your contract of employment.

30.	NORMAL RETIREMENT AGE

The Company does not operate a normal retirement age at which you will be required by the Company to retire. However, employees may choose to retire at any time by giving the normal contractual notice period pursuant to Clause 17.1. Employees are advised to consult with their pension provider about the effect of retiring at any particular age.

Signed on behalf of Navigators Underwriting Agency Limited

/s/ Colin Sprott	Date: Dec. 2, 2013
Paul Hennessy
President of Navigators Holdings (UK)

I acknowledge and agree to the terms and conditions of my contract detailed above

/s/ Colin Sprott	Date: Dec 2, 2013